                                                                    EXHIBIT 99.1

                           CREATIVE COMPUTERS, INC.


                                                                    May 26, 1999

To the Stockholders of Creative Computers:

      Last June we announced our intention to separate the on-line auction business of our subsidiary uBid, Inc. after uBid conducted an initial public offering of a portion of its common stock. We also announced that we intended to distribute the remaining 80% of our ownership of uBid to our stockholders no sooner than 180 days after uBid's initial public offering. We are now pleased to announce that we expect to complete the final step of the spin-off of uBid to our stockholders on June 7, 1999. For each share of Creative Computers you own on May 24, 1999, the record date for the spin-off, you will receive approximately .70488 shares of uBid as of the effective date of the distribution as more fully described in the accompanying Information Statement.

      uBid has become one of the leading e-commerce Websites for business-to-consumer auctions, offering an ever-increasing assortment of products through live-action bidding. uBid's Internet auctions feature a rotating selection of brand name computers, consumer electronics, housewares, jewelry, gifts and sports and recreation products.

      Creative continues to be a leading reseller of personal computers and computer-related equipment, operating five Websites with more than 500,000 page views and 50,000 visitors per day and publishing its PC Mall and MacMall catalogs with a total distribution of over 69 million.

      You do not need to take any action to participate in the distribution. Promptly following the Distribution, we will mail stock certificates for the uBid shares to record stockholders of Creative Computers as of the May 24, 1999 record date for the spin-off. Stockholders who hold their shares of Creative Computers in brokerage accounts or in "street name" will have their accounts credited with the distributed uBid shares. After June 7, 1999, you can follow the value of your original investment in Creative Computers by tracking the combined values of your Creative shares and the uBid shares you receive in the spin-off.

      We have enclosed an Information Statement and Q&A Summary to describe the spin-off in more detail and answer questions you may have concerning the transaction. In the coming weeks, we will provide you with information you can use to determine the cost basis of your Creative and uBid shares for tax purposes. If you have further questions about your Creative shares, please call Creative Computers at (310) 354-5600.


                                          /s/ FRANK F. KHULUSI
                                          --------------------
                                          Frank F. Khulusi
                                          Chairman, President and CEO

                             INFORMATION STATEMENT

                              -------------------

                            CREATIVE COMPUTERS, INC.

      This Information Statement is being furnished to the stockholders of Creative Computers, Inc. (the "Company"), in connection with the distribution (the "Distribution") by the Company to its stockholders of approximately .70488 shares of the Common Stock, par value $.001 per share (the "uBid Common Stock"), of uBid, Inc. ("uBid"), for each share of the Company's Common Stock, par value $.001 per share (the "CCI Common Stock") owned by a Company stockholder on May 24, 1999 (the "Record Date"). The Distribution will result in approximately 80.1% of the outstanding shares of uBid Common Stock being distributed to holders of CCI Common Stock.

      Certificates for uBid Common Stock will be mailed on or about June 7, 1999 to holders of record of CCI Common Stock on the Record Date. The holders of shares of CCI Common Stock will not be required to pay any cash or other consideration for the shares of uBid Common Stock received in the Distribution, nor will they be required to surrender or exchange shares of CCI Common Stock in order to receive uBid Common Stock. As a result of the Distribution, uBid will cease to be a subsidiary of the Company.

      All shares of uBid Common Stock received in the Distribution will be fully paid and nonassessable and the holders thereof will not be entitled to preemptive rights. The shares of uBid Common Stock to be distributed in the Distribution have been approved for listing on the Nasdaq National Market under the symbol "UBID" and will be freely transferable, except for shares received by persons who may be deemed to be "affiliates" of uBid under the Securities Act of 1933, as amended (the "Securities Act").

      The Company has received an opinion of PricewaterhouseCoopers LLP to the effect that the Distribution generally will not be taxable for U.S. federal income tax purposes to the Company and its stockholders. See "Federal Income Tax Consequences."

                              -------------------

No vote of the Company's stockholders is required in connection with the Distribution. Therefore, we are not asking you for a proxy, and you are requested not to send us a proxy.

                              -------------------


Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Information Statement is truthful or complete. Any representation to the contrary is a criminal offense.

                             --------------------


            The date of this Information Statement is May 26, 1999.

                               THE DISTRIBUTION

General

      On May 18, 1999, the Board of Directors of the Company declared a distribution to the holders of CCI Common Stock of the 7,329,883 shares of uBid Common Stock owned by the Company. The Distribution will result in approximately .70488 shares of uBid Common Stock being distributed for each share of CCI Common Stock outstanding on May 24, 1999, 1998, which is the Record Date for the Distribution. The fraction of a share of uBid Common Stock that will be distributed for each share of CCI Common Stock is based upon the 7,329,883 shares of uBid Common Stock owned by the Company divided by the 10,398,736 shares of CCI Common Stock outstanding on the Record Date. The effective date for the Distribution will be June 7, 1999 (the "Distribution Date").

      The Company and uBid have entered into a Separation and Distribution Agreement (the "Separation and Distribution Agreement") which contains provisions regarding the mechanics of the Distribution, conditions to the obligations of the Company and uBid to carry out the Distribution and the relationship of the Company and uBid following the Distribution. See "Transactions Between the Company and uBid."

      HOLDERS OF CCI COMMON STOCK WITH INQUIRIES RELATING TO THE DISTRIBUTION SHOULD CALL THE COMPANY AT (310) 354-5600, MONDAY THROUGH FRIDAY, 9:00 A.M. TO 5:00 P.M., PACIFIC TIME.

Background of and Reasons for the Distribution

      As a result of the separation of the business of uBid from that of the Company (the "Separation") and the Distribution of the uBid Common Stock to the Company's stockholders, uBid will be a stand-alone entity with objectives separate from those of the Company. Each of the Company and uBid intends to focus its resources and management emphasis on the operations and markets it views as critical to its long-term success. In December 1998, the Company and uBid entered into the Separation and Distribution Agreement and certain other agreements providing for the Separation, the Distribution and the provision by the Company of certain interim services to uBid, and addressing employee benefit arrangements, and tax and other matters. See "Transactions between the Company and uBid." Pursuant to the Separation and Distribution Agreement, on December 4, 1998 uBid sold 1,817,000 shares of its common stock in an initial public offering (the "Offering"), constituting approximately 19.9% of its outstanding common stock after giving effect to the offering.

      Several business purposes underlie the Distribution. The Company and uBid believe that the raising of funds through the Offering would be the most effective source of capital for uBid and would serve as part of the initial capitalization of uBid as a stand-alone entity. The Company and uBid also believe that the Distribution will provide each entity with the most prudent capital structures to realize their respective growth strategies as separate, stand-alone entities, based on the Company's and uBid's prospective capitalization and financing requirements, acquisition strategies, working capital requirements, projected cash flows from operations and desired credit ratings, respectively.

      The Company and uBid believe that the Distribution will enhance uBid's ability to implement its growth and operating strategies. The Company believes that its own future growth would be enhanced if management of its remaining business segments were more focused on such segments without also being responsible for the online auction segment. Similarly, the Company believes that the future growth of uBid would be enhanced if its management were compensated on a separate basis.

      The consummation of the Distribution will also remove current restrictions on uBid's growth as a result of certain contractual restrictions of the Company that are applicable to the Company and its subsidiaries. For example, certain of the Company's contractual relationships with manufacturers prevent the Company and its subsidiaries, including uBid, from selling such manufacturers' computers and computer-related products at discounted prices, which prevented uBid from obtaining such products on a close-out or refurbished basis and selling them in its auctions. In addition, under the Company's contractual relationships with certain of its vendors, neither the Company nor its subsidiaries, including uBid, can sell the vendor's products outside the U.S.
As a result of the Distribution, uBid will no longer be subject to these restrictions.

Conditions to the Distribution

      The Company has received the opinion of PricewaterhouseCoopers LLP (the "PwC Opinion") to the effect that the Distribution will qualify as a tax-free distribution for federal income tax purposes under Section 355 of the Code, and will not result in recognition of any gain or loss for federal income tax purposes to the Company, uBid or the Company's or uBid's respective stockholders. See "Federal Income Tax Consequences." In accordance with the Separation and Distribution Agreement, completion of the Distribution will be subject to the satisfaction, or waiver by the Company's Board of Directors, of the following conditions: (i) the PwC Opinion must be confirmed at the time of the Distribution, in form and substance satisfactory to the Company; (ii) any material Governmental Approvals and Consents (as such terms are defined in the Separation and Distribution Agreement) necessary to consummate the Distribution shall have been obtained and shall be in full force and effect; (iii) no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Distribution shall be in effect, and no other event outside the control of the Company shall have occurred or failed to occur that prevents the consummation of the Distribution; and (iv) no other events or developments shall have occurred that, in the judgment of the Company's Board of Directors, would result in the Distribution having a material adverse effect on the Company or its stockholders.

Manner of Effecting the Distribution

      The Company will effect the Distribution on June 7, 1999 by delivering all of the shares of uBid Common Stock owned by the Company to LaSalle National Bank, Chicago, Illinois, as the distribution agent (the "Distribution Agent"), for distribution to the holders of record of CCI Common Stock on the Record
Date.   CCI Common Stock traded "regular way" between the Record Date and the effective time of the Distribution will trade with due bills attached, which entitles the buyer to receive and requires the seller to deliver the shares of uBid Common Stock to be issued in the Distribution as well as the underlying shares of CCI Common Stock. All of the shares of uBid Common Stock distributed to the Company's stockholders will be fully paid and nonassessable and the holders thereof will not be entitled to preemptive rights. Certificates for uBid Common Stock will be mailed to record stockholders on or about June 8, 1999. Stockholders that hold their shares through brokerage and "street name" accounts should expect to receive an account statement from their brokerage firm reflecting the number of shares of uBid Common Stock received by such stockholder in the Distribution.

      The holders of shares of CCI Common Stock will not be required to pay any cash or other consideration for the shares of uBid Common Stock received in the Distribution, nor will they be required to surrender or exchange shares of CCI Common Stock in order to receive uBid Common Stock.

      No certificates representing fractional shares of uBid Common Stock will be issued to the Company's stockholders as part of the Distribution. In lieu of receiving fractional shares of uBid Common Stock, each record holder of CCI Common Stock who would otherwise be entitled to receive a fractional share will receive cash for such fractional interest. The Distribution Agent will, as soon as practicable after the Distribution Date, aggregate fractional shares of uBid Common Stock into whole shares of uBid Common Stock, and will sell them in the open market and distribute the total net sale proceeds pro rata to CCI stockholders entitled to fractional interests. See "Federal Income Tax Consequences."

Trading Market for uBid Common Stock

      The shares uBid Common Stock are listed for trading on the Nasdaq National Market under the symbol "UBID." On May 25, 1999, the closing price for the uBid Common Stock on the Nasdaq National Market was $35.375.

      Shares of uBid Common Stock distributed to the Company's stockholders in the Distribution will be freely transferable, except for shares received by persons who may be deemed "affiliates" of uBid under the Securities Act, and the rules and regulations promulgated thereunder. Persons who may be deemed to be affiliates of uBid after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with uBid, and may include certain officers and directors of uBid as well as its principal stockholders. Persons who are affiliates of uBid will be permitted to sell their shares of uBid Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption therefrom, such as the exemption provided in Rule 144 under the Securities Act.


                        FEDERAL INCOME TAX CONSEQUENCES

      The Company has received the opinion of PricewaterhouseCoopers LLP that, for U.S. federal income tax purposes, the Distribution will qualify as a tax-free distribution under Section 355 of the Internal Revenue Code of 1986, as amended (the "Code") and will not be taxable under Section 355(e) of the Code. The PwC Opinion is based on the accuracy of factual representations made by the Company, uBid, and certain major stockholders of the Company, and certain other assumptions, information, data, documentation and other materials that PricewaterhouseCoopers LLP deemed necessary.

      The PwC Opinion represents PricewaterhouseCoopers LLP's best judgment of how a court would rule. However, the PwC Opinion is not binding upon either the Internal Revenue Service (the "IRS") or any court. A ruling has not been, and will not be, sought from the IRS with respect to the U.S. federal income tax consequences of the Distribution. In the opinion of PricewaterhouseCoopers LLP, the principal federal income tax consequences of the Distribution will be as follows:

      1. The Distribution will qualify as a tax-free spin-off under Section 355 of the Code.

      2. The contribution by the Company of certain rights in software to uBid, followed by the distribution by the Company of all of its uBid Common Stock, will qualify as a reorganization within the meaning of Section 368(a)(1)(D) of the Code. The Company and uBid will each be a "party to the reorganization" within the meaning of Section 368(b).

      3. No gain or loss will be recognized by the Company upon the Distribution.

      4. No gain or loss will be recognized by holders of CCI Common Stock solely as a result of their receipt of uBid Common Stock (including any fractional shares of uBid Common Stock to which a holder may be entitled, but excluding cash received in lieu of fractional share interests) in the Distribution.

      5. The aggregate tax basis of CCI Common Stock and uBid Common Stock (including any fractional shares of Common Stock to which a holder may be entitled) held immediately after the Distribution by any holder will equal, in each instance, such holder's tax basis in its CCI Common Stock immediately before the Distribution, allocated in proportion to the relative fair market values of CCI Common Stock and uBid Common Stock on the Distribution Date.

      6. The holding period of the uBid Common Stock received in the Distribution (including any fractional shares of Common Stock to which a holder may be entitled) will include the holding period of CCI Common Stock with respect to which the uBid Common Stock was distributed, provided that such CCI Common Stock was held as a capital asset on the Distribution Date.

      7. Where cash is received by a holder of CCI Common Stock in lieu of fractional share interests in the uBid Common Stock, such fractional share interests will be treated as having been issued and then redeemed by such holder. The difference between the amount of cash received and basis allocable to such fractional share interest will be a capital gain or loss, as the case may be, provided that CCI Common Stock is held as a capital asset on the Distribution Date.

      8. Proper allocation of earnings and profits between the Company and uBid will be required by current Treasury regulations.

      The PwC Opinion is subject to certain factual representations and assumptions. The Company is not aware of any present facts or circumstances that would cause such representations and assumptions to be untrue. The Company and uBid have agreed to certain restrictions on their future actions to provide further assurances that the Distribution will qualify as tax free. See "Transactions between the Company and uBid--Tax Indemnification and Allocation Agreement." The Company does not intend to effect the Distribution if, prior to the Distribution Date, the Company becomes aware of circumstances that would result in the Distribution being a taxable transaction.

      If the Distribution were not to qualify under Section 355 of the Code, then (i) the Company would recognize capital gain equal to the excess of (x) the fair market value of the uBid Common Stock on the Distribution Date over (y) its adjusted tax basis in the uBid Common Stock, and (ii) each holder of CCI Common Stock who receives shares of uBid Common Stock in the Distribution would be treated as if such stockholder received a taxable distribution in an amount equal to the fair market value of such shares of the uBid Common Stock on the Distribution Date, taxed first as a dividend to the extent of such stockholder's pro rata share of the Company's current and accumulated earnings and profits, and then as a nontaxable return of capital to the extent of such stockholder's basis in CCI Common Stock (with any remaining amount being taxed as capital gain). Pursuant to the Tax Indemnification and Allocation Agreement (discussed below), the Company and uBid have agreed that if any one of certain events occurs, and such event causes the Distribution not to be a tax-free transaction to the Company under

Section 355, then uBid will indemnify the Company (but not the holders of CCI Common Stock) for the income taxes the Company may occur by reason of the Distribution not so qualifying under the Code. The Company will indemnify uBid for such taxes for which uBid has no liability to the Company under the Tax Indemnification and Allocation Agreement. Regardless of such agreement, the Company and uBid will each be severally liable to the Internal Revenue Service for the full amount of any such federal corporate level tax that is not paid by the other. For a description of the Tax Indemnification and Allocation Agreement, see "Transactions between the Company and uBid--Tax Indemnification and Allocation Agreement."

      The foregoing is only a summary of the material federal income tax consequences of the Distribution under current law and does not take into account any special circumstances that may apply to particular stockholders. Each stockholder should consult their own tax advisor as to the particular consequences of the Distribution to such stockholder, including the application of state, local and foreign tax laws, and as to possible changes in tax laws that may affect the tax consequences described above. This summary may not be applicable to stockholders who received their CCI Common Stock pursuant to the exercise of options or otherwise as compensation or who are not citizens or residents of the United States.

      Additional information will be provided to the Company's stockholders after the Distribution Date concerning the calculation of the new tax basis in their shares of CCI Common Stock and uBid Common Stock, the tax treatment of cash received in lieu of fractional shares and certain statements which are required to be attached to the applicable federal income tax returns of holders of CCI Common Stock.


                   TRANSACTIONS BETWEEN THE COMPANY AND uBID

Historical Intercompany Relationships

      uBid was a wholly-owned subsidiary of the Company until its December 1998 initial public offering. As a wholly-owned subsidiary, uBid received various services provided by the Company, including administration (accounting, human resources, legal), warehousing and distribution (through June 1998), Internet/telecom and joint marketing. The Company has also provided uBid with the services of a number of its executives and employees. In consideration for these services, the Company historically allocated a portion of its overhead costs related to such services to uBid. None of these services were provided to uBid pursuant to any written agreement between uBid and the Company.

      In December 1998, uBid and the Company entered the Separation and Distribution Agreement and certain other agreements providing for the Separation, the Distribution, the provision by the Company of certain interim services to uBid, and addressing employee benefit arrangements, and tax and other matters. These agreements (the "Ancillary Agreements") are discussed below.

Separation and Distribution Agreement

      The Separation and Distribution Agreement entered into between uBid and the Company sets forth certain agreements among uBid and the Company, with respect to the principal corporate transactions required to effect the Separation, the Offering and the Distribution, and certain other agreements governing the relationship among the parties thereafter.

      The Distribution. The Separation and Distribution Agreement provides that, subject to the terms and conditions thereof, the Company and uBid will take all reasonable steps necessary and appropriate to cause all conditions to the Distribution to be satisfied and to effect the Distribution. The agreement provides the Company's Board of Directors with sole discretion to set the date of the Distribution (the "Distribution Date") for any date after June 6, 1999 and ending on or prior to December 31, 1999. In accordance with the Separation and Distribution Agreement, completion of the Distribution is subject to the satisfaction, or waiver by the Board, of the following conditions: (i) the PwC Opinion must be confirmed at the time of Distribution, in form and substance satisfactory to the Company; (ii) any material Governmental Approvals and Consents (as such terms are defined in the Separation and Distribution Agreement) necessary to consummate the Distribution shall have been obtained and shall be in full force and effect; (iii) no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Distribution shall be in effect, and no other event outside the control of the Company shall have occurred or failed to occur that prevents the consummation of the Distribution; and (iv) no other events or developments shall have occurred that, in the judgment of the Board, would result in the Distribution having a material adverse effect on the Company or its stockholders. Under the Separation and Distribution Agreement, the Company agreed to consummate the Distribution, subject to the satisfaction of the conditions set forth above. The Company may terminate the obligation to consummate the Distribution if the Distribution has not occurred by December 31, 1999, unless extended by the Company and uBid. In addition, the Separation and Distribution Agreement may be amended or terminated at any time prior to the Distribution Date by the mutual consent of uBid and the Company.

      The Company and uBid have agreed that none of the parties will take, or permit any of its affiliates to take, any action which reasonably could be expected to prevent the Distribution from qualifying as a tax-free distribution to the Company and its stockholders pursuant to Section 355 of the Code. The parties have also agreed to take any reasonable actions necessary in order for the Distribution to qualify as a tax-free distribution to the Company and its stockholders pursuant to Section 355 of the Code. Without limiting the foregoing, prior to the Distribution Date, uBid has agreed not to issue or grant, directly or indirectly, any shares of its capital stock or any rights, warrants, options or other securities to purchase or acquire (whether upon conversion, exchange or otherwise) any shares of its capital stock (whether or not then exercisable, convertible or exchangeable) that would affect the tax-free nature of the Distribution.

      Registration Rights. The Separation and Distribution Agreement provides that the Company, and Messrs. Frank and Sam Khulusi, who beneficially own approximately 17.6% and 18.4%, respectively, of the CCI Common Stock, will have the right in certain circumstances, but in no event prior to June 7, 1999 (in the case of the Company) and 180 days after the Distribution (in the case of Messrs. Frank and Sam Khulusi), to require uBid to use its best efforts to register for resale shares of uBid Common Stock held by them under the Securities Act, subject to certain conditions, limitations and exceptions ("Demand Registration"). Frank Khulusi is the Chairman of the Board and Chief Executive Officer of the Company and Sam Khulusi is a director of the Company. uBid also has agreed with the Company and Messrs. Frank and Sam Khulusi that if uBid files a registration statement for the sale of securities under the Securities Act, then such persons may, subject to certain conditions, limitations and exceptions, include in such registration statement shares of uBid Common Stock held by them ("Piggyback Registration"). In addition, for an additional 90 days after the applicable 180-day period, uBid will be entitled to include its shares in any requested Demand Registration and to reduce the number of shares to be sold by the Company or Messrs. Frank and Sam Khulusi thereunder to a minimum of 20%, collectively, of the total offering plus the amount of any underwriters' over-allotment option. In the case of Messrs. Frank and Sam Khulusi, uBid will bear up to $100,000 of the cost of the first, and up to $50,000 of the second, requested registrations and will bear the cost of all piggyback registrations. In addition, the Company's registration rights will terminate upon consummation of the Distribution.

      Releases and Indemnification. The Separation and Distribution Agreement provides for a full and complete release and discharge as of the December 9, 1998 closing date of the Offering of all liabilities, known or unknown, existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before that date, between uBid and the Company (including any contractual agreements or arrangements existing or alleged to exist between them on or before that date), except as expressly set forth in the Separation and Distribution Agreement.

      Except as provided in the Separation and Distribution Agreement, uBid has agreed to indemnify, defend and hold harmless the Company and each of the Company's directors, officers and employees from and against all liabilities relating to, arising out of or resulting from: (i) the failure of uBid or any other person to pay, perform or otherwise promptly discharge any liabilities of uBid in accordance with their respective terms; (ii) any breach by uBid of the Separation and Distribution Agreement or any of the Ancillary Agreements; and
(iii) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Prospectus or the Registration Statement used in connection with the Offering.

      Except as provided in the Separation and Distribution Agreement, the Company has agreed to indemnify, defend and hold harmless uBid and each of uBid's directors, officers and employees from and against all liabilities relating to, arising out of or resulting from: (i) the failure of the Company or any other person to pay, perform or otherwise promptly discharge any liabilities of the Company other than the liabilities of uBid; and (ii) any breach by the Company of the Separation and Distribution Agreement or any of the Ancillary Agreements. Neither uBid nor the Company is obligated under the Separation and Distribution Agreement to indemnify the other for: (i) any liability, contingent or otherwise, assumed, transferred, assigned or allocated to the other under the Separation and Distribution Agreement or any Ancillary Agreement; (ii) any liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business between the parties prior to December 9, 1998; (iii) any liability for unpaid amounts for products or services or refunds owing on products or services due on a value-received basis for work done by one party at the request or on behalf of the other; (iv) any liability that uBid or the Company may have with respect to indemnification or contribution pursuant to the Separation and Distribution Agreement for claims brought against other party by third persons; or (v) generally, any liability the release of which would result in the release of any person other than a person released pursuant to the Separation and Distribution Agreement.

      The Separation and Distribution Agreement contains provisions that govern, except as otherwise provided in any Ancillary Agreement, the resolution of disputes, controversies or claims that may arise between or among the parties. These provisions contemplate that efforts will be made to resolve disputes, controversies and claims by escalation of the matter to senior management (or other mutually agreed) representatives of the parties. If such efforts are not successful, any party may submit the dispute, controversy or claim to mandatory, binding arbitration, subject to the provisions of the Separation and Distribution Agreement. The Separation and Distribution Agreement contains procedures for the selection of a sole arbitrator of the dispute, controversy or claim and for the conduct of the arbitration hearing, including certain limitations on discovery rights of the parties. These procedures are intended to produce an expeditious resolution of any such dispute, controversy or claim.

      In the event that any dispute, controversy or claim is, or is reasonably likely to be, in excess of $5 million, or in the event that an arbitration award in excess of $5 million is issued in any arbitration proceeding commenced under the Separation and Distribution Agreement, subject to certain conditions, any party may submit such dispute, controversy or claim to a court of competent jurisdiction and the arbitration provisions contained in the Separation and Distribution Agreement will not apply. In the event that the parties do not agree that the amount in controversy is in excess of $5 million, the Separation and Distribution Agreement provides for arbitration of such disagreement.

      Noncompetition; Certain Business Transactions. The Separation and Distribution Agreement provides that, for a period of nine months after the Distribution Date, the Company will not directly or indirectly, including by way of acquisition of other companies, engage in the Internet online auction business in substantially the same manner and format as conducted by uBid on the date of the Separation and Distribution Agreement. The Separation and Distribution Agreement also provides for the allocation of certain corporate opportunities during the period prior to the Distribution Date. During this period, neither uBid nor the Company will have any duty to communicate or offer such opportunities to the other and may pursue or acquire any such opportunity for itself or direct such opportunity to any other Person. Except as otherwise contemplated under the intercompany agreements, it is anticipated that all contracts between uBid and the Company after consummation of the Offering will be at arms length.

      Expenses. Except as expressly set forth in the Separation and Distribution Agreement or in any Ancillary Agreement, whether or not the Distribution is consummated, each party will bear its own respective third-party fees, costs and expenses paid or incurred in connection with the Distribution.

      Company Stock Options. Options to purchase CCI Common Stock that were granted on or prior to December 9, 1998 and that are outstanding as of the Distribution Date will, as of the Distribution Date, become options to purchase shares of both uBid Common Stock and CCI Common Stock ("Adjusted Options"). The number of shares of uBid Common Stock that will be subject to such Adjusted Options will be based upon the ratio of the number of shares of uBid Common Stock distributed to the Company's stockholders in the Distribution divided by the total number of shares of CCI Common Stock outstanding on the record date for the Distribution. In addition, the exercise price for each Adjusted Option will be adjusted pursuant to a formula designed to ensure that: (1) the aggregate "intrinsic value" (i.e. the difference between the exercise price of the option and the market price of the common stock underlying the option) of the Adjusted Options will not exceed the intrinsic value of each option to purchase CCI Common Stock immediately prior to the Distribution, and (2) the ratio of the exercise price of each option to the market value of the underlying stock immediately before and after the Distribution is preserved. The options to purchase uBid Common Stock covered by the Adjusted Options will be issued under uBid's 1998 Stock Incentive Plan. As of the Record Date, there were outstanding options to purchase 750,771 shares of CCI Common Stock eligible for adjustment. Based on the number of shares of CCI Common Stock and options to purchase CCI Common Stock outstanding on the Record Date, options to purchase approximately 529,205 shares of uBid Common Stock will be granted in connection with Adjusted Options.

      As a result of the Distribution, any options to purchase the Company's Common Stock issued after the closing date of the Offering will not be convertible into options to purchase uBid Common Stock. Therefore, options to purchase CCI Common Stock granted between the closing date of the Offering and the Distribution Date will be adjusted (without creating an option for uBid Common Stock as described in the preceding paragraph) to preserve the intrinsic value of such options in accordance with the terms of the Company's stock option plans and consistent with applicable accounting rules.

      Termination. The Separation and Distribution Agreement may be terminated at any time prior to the Distribution Date by the mutual consent of the Company and uBid. In the event of any termination of the Separation and Distribution Agreement, only the provisions of the Separation and Distribution Agreement that obligate the parties to pursue the Distribution, or take, or refrain from taking, actions which would or might prevent the Distribution from qualifying for tax-free treatment under Section 355 of the Code, will terminate, and the other provisions of the Separation and Distribution Agreement and each Ancillary Agreement will remain in full force and effect.

Services Agreement

      In December 1998, uBid and the Company entered into a services agreement (the "Services Agreement") pursuant to which the Company provides to uBid various administrative services, including general accounting services, credit services and payroll and benefits administration. Except as noted below, the following services will be provided by the Company until the Distribution is consummated.

      General Accounting Services. Pursuant to the Services Agreement, the Company provides uBid with accounts payable services and general ledger services. The services are provided on a cost-plus 10% basis.

      Credit Services. The Services Agreement also provides for the provision by the Company to uBid of credit services, including full credit checking and analysis at a cost to uBid of $1.50 per transaction. The Company will undertake to use its best efforts to process each credit check within 24 hours of receipt of uBid's request.

      Payroll and Benefits Administration. Under the Services Agreement, the Company administers uBid's payroll and uBid's employees are covered under the Company's health insurance plan and participate in the Company's 401(k) plan. uBid reimburses the Company for all payroll and benefits costs, and the Company receives a monthly servicing fee on a cost-plus 10% basis per covered or participating employee.

      Payments pursuant to the Service Agreement are made monthly in arrears within 30 days after uBid's receipt of an invoice detailing the services rendered. uBid believes that the fees for services to be provided under the Services Agreement are no less favorable to uBid than could have been obtained by uBid from unaffiliated third parties.

      Any services rendered to uBid by the Company beyond the services to be provided under the terms of the Services Agreement that the Company determines are not covered by the fees provided for under the terms of the Services Agreement will be billed to uBid as described in the Services Agreement, or on such other basis as uBid and the Company may agree, provided that the price payable by uBid for non-covered services will be established on a negotiated basis which is no less favorable to uBid than the charges for comparable services from unaffiliated third parties.

      Termination of the Services Agreement at Distribution. uBid and the Company expect that, as of the Distribution Date, the Services Agreement will be terminated and the Company will no longer perform the transactional and administrative services described above and certain other services historically performed by the Company.

Tax Indemnification and Allocation Agreement

      uBid and the Company have entered into a Tax Indemnification and Allocation Agreement, which provides that if any one of certain events occurs, and such event causes the Distribution not to be a tax-free transaction to the Company under Section 355 of the Code, then uBid will indemnify the Company for income taxes the Company may incur by reason of the Distribution not so qualifying under the Code (the "Distribution Taxes"). Such events include any breach of representations relating to uBid's activities and ownership of its capital stock made to the Company or in connection with the PwC Opinion. In connection with the confirmation of the PwC Opinion at the time of the Distribution, uBid will likely make certain representations regarding its intentions at the time of the Distribution with respect to its business.

      The Tax Indemnification and Allocation Agreement also provides that the Company will indemnify uBid for Distribution Taxes for which uBid has no liability to the Company under the circumstances described above.

      In addition to the foregoing indemnities, the Tax Indemnification and Allocation Agreement provides for: (i) the allocation and payment of taxes for periods during which uBid and the Company are included in the same consolidated group for federal income tax purposes or the same consolidated, combined or unitary returns for state tax purposes; (ii) the allocation of responsibility for the filing of tax returns; (iii) the conduct of tax audits and the handling of tax controversies; and (iv) various related matters.

      For periods during which uBid is included in the Company's consolidated federal income tax returns or state consolidated, combined, or unitary tax returns (which will include the periods on or before the Distribution Date), uBid will be required to pay an amount of income tax equal to the amount it would have paid had it filed its tax return as a separate entity. uBid will be responsible for its own separate tax liabilities that are not determined on a consolidated or combined basis. uBid will also be responsible in the future for any increase to the consolidated, combined or unitary tax liability of uBid and the Company that is attributable to uBid, and will be entitled to refunds for reductions of tax liabilities attributable to uBid for prior periods.

      uBid will be included in the Company's consolidated group for federal income tax purposes so long as the Company beneficially owns at least 80% of the total voting power and value of the outstanding common stock of uBid. Each corporation that is a member of a consolidated group during any portion of the group's tax year is jointly and severally liable for the federal income tax liability of the group for that year. While the Tax Indemnification and Allocation Agreement allocates tax liabilities between uBid and the Company during the period on or prior to the Distribution Date in which uBid is included in the Company's consolidated group, uBid could be liable in the event federal tax liability allocated to the Company is incurred, but not paid, by the Company or any other member of the Company's consolidated group for the Company's tax years that include such periods. In such event, uBid would be entitled to seek indemnification from the Company pursuant to the Tax Indemnification and Allocation Agreement.

      As a condition to the Company effecting the Distribution, uBid will be required to indemnify the Company for any tax liability suffered by the Company arising out of actions by uBid after the Distribution that cause the Distribution to lose its qualification as a tax-free distribution or to be taxable to the Company for federal income tax purposes under Section 355 of the Code. For example, Section 355 generally provides that a company which distributes shares of a subsidiary in a spin-off that is otherwise tax-free will incur U.S. federal income tax liability if 50% or more, by vote or value, of the capital stock of either the company making the distribution or the subsidiary is acquired by one or more persons acting pursuant to a plan or series of related transactions that includes the spin-off. To ensure that issuances of equity securities by uBid will not cause the Distribution to be taxable to the Company, the Tax Indemnification and Allocation Agreement contains certain restrictions on issuances of equity securities of uBid and its repurchase of equity securities until three years following the Distribution Date (the "Restriction Period"). Until the second anniversary of the Distribution Date, uBid cannot issue its common stock and other equity securities (including the shares sold in the Offering) that would cause the number of shares of Common Stock distributed by the Company in the Distribution to constitute less than 60% of the outstanding shares of Common Stock unless uBid first obtains either the consent of the Company or a favorable IRS letter ruling that the issuance will not affect the tax-free status of the Distribution. After this period until the end of the third year from the Distribution Date, uBid cannot issue its common stock and other equity securities that, when combined with equity securities sold in and after the Offering, would cause the number of shares of uBid Common Stock distributed by the Company in the Distribution to constitute less than 55% of the outstanding shares of uBid Common Stock unless uBid first obtains the consent of the Company or a favorable IRS letter or opinion of tax counsel that the issuance would not affect the tax-free status of the Distribution. These restrictions on the issuance of equity securities may impede the ability of uBid to raise necessary capital or to complete acquisitions, if any, using equity securities. The foregoing prohibitions do not apply to issuances of debt securities of uBid that are not convertible into Common Stock or other equity securities. The same requirements for an IRS ruling, consent of the Company or an opinion of counsel are applicable to any proposed repurchases of uBid Common Stock during the Restriction Period.

Joint Marketing Agreement

      uBid and the Company have entered into a joint marketing agreement (the "Marketing Agreement"), pursuant to which the Company and uBid agreed to continue certain joint marketing efforts presently in place. The Marketing Agreement provides that uBid will continue to be presented on the home page of the Company's "PC Mall" Website on at least one quarter of the page as well as receive a banner advertisement on the home page of the Company's "PC Mall" Website. The Marketing Agreement provides that uBid will provide to the Company a button that "clicks through" from the home page of uBid's Website to the Company's "PC Mall" Website. As consideration for these marketing services, uBid will either make a payment of $10,000 per month to the Company or the Company, in its sole discretion, may elect to receive a banner advertisement on each page of uBid's Website in lieu of the monthly payment. The Marketing Agreement has a term of one year and is terminable by either party upon 60 days prior written notice.

Internet/Telecommunications Agreement

      uBid and the Company have also entered into an Internet/telecommunications agreement (the "Internet/Telecommunications Agreement") pursuant to which the Company will continue to provide uBid with certain Internet and telecommunications services, including hosting uBid's Website. uBid agreed to reimburse the Company for all telecommunications charges (other than personnel charges), as well as pay additional monthly personnel charges on a cost-plus 10% basis and capital equipment charges based on standard lease rates. The Internet/Telecommunications Agreement has an initial term of one year and is cancelable, at the option of either party, upon 90 days prior written notice, provided that, upon such cancellation, uBid will be required to purchase all capital equipment from the Company at its depreciated book value.

Sublease Agreement

      In July 1998, uBid and the Company entered into a sublease currently covering 100,000 square feet of the Company's 325,000 square foot distribution center in Memphis, Tennessee. The sublease provides for uBid's continued use of the Company's sophisticated inventory control and shipping systems during the term of the sublease. The sublease is at a monthly rate equal to the Company's obligations to the landlord, plus taxes and utilities, and will expire in 2002.

Other Relationships with the Company

      Company Credit Agreement. The Company is party to a credit agreement pursuant to which it has a credit facility of up to $60 million. Under the credit agreement, each of the Company's subsidiaries, including uBid, is required to guarantee the Company's obligations and to grant the lender a security interest in its assets to secure the obligations under the guaranty. The lender has signed a letter consenting to the Distribution and releasing uBid's guaranty obligations and the lender's security interest in uBid's assets. In connection with obtaining the lender's consent thereto, uBid and the Company have entered into an agreement with the lender that provides that, through the Distribution Date, neither uBid nor the Company will make certain transfers to each other of their respective assets which might impair the effectiveness or enforceability of the lender's security interest in assets of the Company.

      Payable to the Company. Since uBid's inception in 1997, the Company has provided the funds to finance uBid's operations in the form of advances that bear interest at the prime rate. uBid had amounts due to the Company for working capital and fixed asset purchases (the "Payable") totaling approximately $4.6 million as of December 31, 1998, of which $3.3 million is represented by a note due in June 2000 with interest payable monthly, and the remaining $1.3 million of which was repaid during the first quarter of 1999. Advances made by the Company after the first quarter of 1999, if any, will be repaid within the respective quarter in which the advance is made.


                             ADDITIONAL INFORMATION

      uBid's Common Stock is registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company and uBid are each subject to the reporting requirements of the Exchange Act, and in accordance therewith have filed registration statements, reports and other information (collectively, "SEC Reports") with the Securities and Exchange Commission (the "Commission"). For further information pertaining to uBid (including financial statements and other financial information), the uBid Common Stock and related matters, the Company's stockholders are urged to read uBid's SEC Reports, including particularly the following:

     (1) uBid's Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

     (2) uBid's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999; and

     (3) The description of the uBid Common Stock contained in uBid's Registration Statement on Form 8-A filed with the Commission on November 30, 1998, including any amendment or report filed for the purpose of updating such description.

     Stockholders are also urged to review any amendments to the foregoing reports and all subsequent SEC Reports filed by uBid and the Company under the Exchange Act. The Company will promptly provide without charge to each person to whom an Information Statement is delivered, a copy of the above-referenced Annual Report on Form 10-K and Quarterly Report on Form 10-Q (not including exhibits), upon the written or oral request of such person directed to the Chief Financial Officer of the Company at its principal offices, 2555 West 190th Street, Torrance, California 90504, (310) 354-5600.

     The SEC Reports can be obtained from the Commission at its principal office in Washington, D.C. upon the payment of the prescribed fees, or may be examined, without charge, at public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, or at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                            CREATIVE COMPUTERS, INC.

                      SPIN-OFF OF uBID, INC. COMMON STOCK

                  Question and Answer Summary of the Spin-Off
                  -------------------------------------------

     The following summary answers certain questions you may have with respect to Creative's distribution of uBid common stock (referred to in this summary as the "Distribution" or the "spin-off") and highlights certain basic information from the accompanying Information Statement that may be important for you. This summary does not contain all of the important information relating to the spin-off, and we therefore encourage you to read the entire Information Statement.

Q.  What will happen in the spin-off?         A.  In the spin-off, Creative will distribute to its
                                                  stockholders all of its 80.1% interest in uBid by distributing approximately .70488 shares of uBid common stock for each share of Creative common stock owned by its stockholders.  After the spin-off, uBid will be a separate company, and will no longer be a subsidiary of Creative.

Q.  Why is Creative undertaking the           A.  We believe that the spin-off will allow both Creative and
    spin-off?                                     uBid to enhance their ability to implement their own growth and operating strategies.  The spin-off will also remove some of the restrictions on uBid's growth that existed due to contractual relationships with some of our vendors.

Q.  What will I receive in the                A.  We are making a pro-rata distribution of the uBid common
    spin-off?                                     stock to all of our stockholders.  Accordingly, for every one share of Creative common stock you own as of the Record Date and continue to own on the Distribution Date, you will receive approximately .70488 shares of uBid common stock.

Q.  What is the Record Date?                  A.  Only holders of Creative common stock as of May 24, 1999
                                                  (the "Record Date") are eligible to receive uBid stock in the
                                                  Distribution.  However, as discussed below,


                                                  if you sell shares of Creative common stock in a "regular way"
                                                  transaction after the record date and prior to the effective time of the distribution, you will also be transferring your right to receive the Distributed shares of uBid common stock associated with the Creative shares you sell.

Q.  When is the spin-off effective?           A.  The effective date of the Distribution is June 7, 1999.

Q.  What is the Distribution Date?            A.  The Distribution Date (or the "effective date") is the date on which shares of uBid common stock are credited on the books of uBid to Creative's stockholders of record on the Record Date.
                                                  The Distribution Date is June 7, 1999.

Q.  When will certificates be mailed?         A.  Certificates will be mailed to record stockholders on or about June 8, 1999.

Q.  How does the spin-off work for me         A.  For each share of Creative common stock that you owned on
    as a stockholder of Creative?                 May 24, 1999, you will receive approximately .70488 shares of
                                                  uBid common stock, except that you will not receive any
                                                  fractional share interests that result from the application of this spin-off ratio.  All fractional share interests of uBid common stock will be aggregated and sold in the open market.
                                                  Instead of receiving fractional shares, each record holder of
                                                  Creative stock will receive a check representing his or her pro rata share of the net proceeds received in such sale.

Q.  If I sold Creative common stock           A.  Yes.  A buyer of Creative common stock in the "regular way"
    between the record date and the               between May 24, 1999 and the close of business on June 7, 1999
    effective time, does the buyer                also receives a "due bill" entitling the buyer to the
    receive the uBid common stock                 distribution of the uBid common stock.  This means that by
    distribution?                                 transferring your Creative stock in a "regular way" transaction prior to the close of business on June 7, you are also
                                                  transferring your right to receive the uBid shares associated with the Creative shares you sell.  Settlement should be
                                                  conducted through the buyer's broker.


Q.  Is the distribution ratio final?          A.  Yes.  The final distribution ratio is approximately .70488, which was calculated as of the Record Date of May 24, 1999.

Q.  How does the Distribution affect          A.  The Distribution itself has no effect on the number of
    the shares of Creative common stock           shares of Creative common stock currently held by you.  Creative
    I currently hold?                             and uBid are separate companies and, other than the
                                                  Distribution, the Creative common stock and the uBid common stock are not related.

Q.  When will Creative common stock           A.  We expect that the Creative common stock will trade on a
    trade at the post-Distribution price?         post-Distribution ("ex-dividend") basis on June 8, 1999.  The stock market will determine the price of Creative common stock following the Distribution.

Q.  Will I have to turn in my                 A.  No, you will not have to turn in your Creative stock
    Creative stock certificates?                  certificates.

Q.  When will I receive the proceeds          A.  The sale of fractional share interests will occur in the few
    relating to any fractional share              days following the Distribution Date, and you should receive a
    interests I may be entitled to?               check representing your pro rata share of the proceeds shortly thereafter.

Q.  What happens with Creative shares         A.  Generally, shares held in a brokerage account are listed
    held in a brokerage account?                  under the broker's name.  Following the Distribution, the broker will receive the shares of uBid common stock for the account.
                                                  It will be up to the broker to allocate the shares as
                                                  appropriate.  Your next broker's statement following the
                                                  Distribution Date should reflect your shares of uBid common stock.  Be sure to carefully check this statement upon receipt to make sure all shares were accurately credited.  If you have any questions regarding your statement, contact your broker.

Q.  What are the tax consequences of          A.  Generally, for federal income tax purposes, based on the
    the Distribution to me as a Creative          opinion we have received from PricewaterhouseCoopers, we expect
    stockholder?                                  that no gain or loss will be recognized to (and no amount will be included in the income of) holders of Creative common stock upon the receipt of the uBid common stock distributed to them.
                                                  However, you will recognize gain or loss on the receipt of cash in lieu of fractional shares of uBid common stock.  Following the Distribution Date, additional information will be provided to you concerning the calculation of the new tax basis in your shares of Creative common stock and uBid common stock, the tax treatment of cash received in lieu of fractional shares and certain statements which are required to be attached to your applicable federal income tax returns.  You should consult your own tax advisor as to the effects of the spin-off given your particular circumstances.

Q.  Are the shares of uBid common             A.  Generally yes.  uBid common stock is traded on the Nasdaq
    stock freely tradable?                        National Market under the symbol "UBID."  Creative's common stock will continue to be traded on the Nasdaq National Market under the symbol "MALL."  However, any person or entity who is deemed to an "affiliate" of uBid is subject to certain
                                                  restrictions on trading the uBid common stock, including the requirements of Rule 144 under the Securities Act.

Q.  How much uBid common stock will           A.  Creative will not retain any ownership of uBid common stock.
    Creative retain?

Q.  What number should I call for             A.  You may contact Creative Computers at 310-354-5600.
    more information on the spin-off?